LICENSE AGREEMENT

This License Agreement is made as of the License Effective Date, July 31, 2014:,

BETWEEN:

ARTEMIS DISPENSING TECHNOLOGIES
a corporation incorporated pursuant to the laws of the
Province of Ontario and having its registered offices at
2261 Lakeshore Blvd W., Toronto, Ontario
M8V 3X1

(the "**Licensor**")

and

THE GREATER CANNABIS COMPANY, LLC
a wholly owned subsidiary of Sylios Corp and
a limited liability Company formed pursuant to the laws of the
State of Florida and having its registered offices at
735 Arlington Ave N., Suite 308, St. Petersburg, FL 33701

(the "**Licensee**")

BACKGROUND:

A. Licensor has previously entered into a Master License Agreement ("Master License") with a Canadian Technology Company dated July 30, 2014 to utilize the Licensed Technology further defined in "Schedule A" of said Master License. A copy of said Master License shall be included as "Schedule A" to this agreement; and

B. The Licensor has secured a license to particular technologies with respect to Cannabis related dispensary units (the "**Automated Dispensing Product**"), and to the utilization of said technologies, in the development, marketing and sale of said units; and

C. The licensee wishes to acquire the non-exclusive right to license the technology inherit within the development of the Automated Dispensing Product. Licensee has locations and the capability of placing and distributing the Automated Dispensing Products in accordance with the quality standards heretofore established by the Licensor.

Both parties are desirous of pursuing this licensing agreement on the terms set forth herein and in the annexed schedules;

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1.0 DEFINITIONS

1.1 In this License Agreement:

(a) "**Affiliate**" means any individual, corporation, partnership, trust, entity or other person that directly, or indirectly through one or more intermediates, controls, is controlled by, or is under common control with a party hereto. The term "control" means the possession, directly or indirectly, of at least 50% of the share capital or voting rights or of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise;

(b) "**Confidential Information**" means the terms and conditions of this License Agreement, except as permitted under section 12, and any and all discoveries, inventions, processes, methods, techniques, know-how, trade secrets, and intellectual property and proprietary rights relating to the Licensed Technology, expressed in whatever form and may include technical information, procedures, formulae, protocols, software, specifications, flowcharts, instructions, research, financial or marketing data, business plans, patent applications, and other documents and materials, and all modifications, variations, updates, enhancements and improvements thereof, that are disclosed by one party to the other party during the Term of this License Agreement. Confidential Information may include unique combinations of separate items, which individually may or may not be confidential. To constitute Confidential Information of a party, the party must designate or otherwise indicate that the Confidential Information is confidential at the time of disclosure, and if such disclosure was made in writing or in other tangible form, it was marked "confidential", and if made orally, it was or will be reduced to writing or in other tangible form and marked "confidential" within 30 days of the oral disclosure. However, "Confidential Information" does not include:

(i) information that is in the public domain at the time it is received by the receiving party;

(ii) information that after receipt thereof by the receiving party enters the public domain other than through a breach of this License Agreement by the receiving party;

(iii) information that the receiving party can show was, prior to receipt thereof from the disclosing party, lawfully in the possession of the receiving party and not then subject to any obligation on the part of the receiving party to maintain the confidentiality thereof;

(iv) information that the receiving party can show was independently developed by employees, agents or consultants of the receiving part without any knowledge or use of the information disclosed by the disclosing party under this License Agreement; or

(v) information that is approved in writing by the disclosing party for disclosure, provided that the disclosure by the receiving party was made in accordance with the terms of such approval;

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(c) **"Dispute"** has the meaning ascribed to it in section 15;

(d) **"Field of Use"** means all fields unless expressly set out in Schedule "C" attached to this License Agreement;

(e) **"Licensed Patents"** means the patents and patent applications listed in Schedule "A" of the Master License attached to this License Agreement which are owned and/or licensed by Licensor, including any renewal, division, continuation, continued prosecution application or continuation-in-part of any of such patents and applications, any and all patents or certificates of invention issuing thereon, and any and all reissues, re-examinations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, supplementary protection certificates and additions of or to any of the foregoing, and any foreign counterparts of any of the foregoing;

(f) **"Licensed Product"** means any product, device, component, method or procedure in the Field of Use, the manufacture, use, distribution, delivery or sale of which would infringe a Valid Claim or trade secrets of Licensor in the country of such manufacture, use, distribution, delivery or sale, but for the license granted in section 2;

(g) **"Licensed Technology"** means:

(i) any and all discoveries, inventions, processes, methods, techniques, know-how, and intellectual property and proprietary rights, expressed in whatever form including technical information, processes, procedures, cell lines, methods, formulae, protocols, software, specifications, instructions, data, documents and materials described in Schedule "A" of the Master License attached to this License Agreement that are owned by Licensor during the Term, in the Field of Use and Territory (including those contained in or directly relate to the Licensed Patents); and

(ii) any and all modifications, variations, updates, enhancements and improvements owned by Licensor during the Term in and to any of the foregoing in paragraph (i) that are conceived or reduced to practice by one or more of the inventors, principal investigators and/or other individuals identified in Schedule "A" of the Master License attached to this License Agreement;

(h) **"License Effective Date"** means the date set out on the signatory page of this License Agreement;

(i) **"Net Sales"** means all revenues, receipts, money, and the fair market value of any shares or other securities, or other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by Licensee (but not including Sublicensing Revenue) from the use, marketing, manufacturing, sale or distribution of the Licensed Technology and/or any Licensed Products. With respect to the sale or other disposition of Licensed Products in particular, only the following deductions from Net Sales will be permitted:

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(A) discounts, chargebacks, allowances for bad debts or uncollectible amounts, Medicaid/Medicare rebates (other than as described in (D) below) and allowances actually taken;

(B) sales, use, value added and excise taxes, import and customs duties, tariffs, and any other similar taxes, duties or tariffs, to the extent actually paid by the selling party;

(C) freight, insurance, packaging costs and other transportation charges to the extent added to the sales price; and

(D) amounts repaid or credits taken by reason of rejections, defects or returns or because of retroactive price reductions or due to recalls or government laws or regulations requiring rebates.

(j) **"Payment Report"** means a report in the form referred to in Schedule C setting out in detail how the amount of Net Sales and Sublicensing Revenue was determined;

(k) **"Permissible Products"** means those products that the Licensee is permitted to make, market and sell utilizing the Licensed Technology, including the Licensee's right to sub-license or engage in a joint venture with respect to products utilizing the Licensed Technology, as set forth in Schedule "A" attached to this License Agreement;

(l) **"Royalty Due Dates"** means the last day of March, June, September and December of each year during the Term of this License Agreement;

(m) **"Sublicense Agreement"** has the meaning ascribed to it in section 3.2;

(n) **"Sublicensee"** means an individual, entity or person that is expressly licensed by Licensee, pursuant to the authority granted in this License Agreement to grant sublicenses under the Licensed Technology pertaining to the Permissible Products;

(o) **"Sublicensing Revenue"** means all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by Licensee pursuant to each sublicense agreement relating to the Licensed Technology, and/or any Licensed Products, including, without limitation, all:

(i) milestone payments, royalties, license fees; and

(ii) research or development fees in excess of the direct reimbursement for the actual costs of such research and development incurred by Licensee pursuant to a written research plan and agreement,

received by Licensee from any Sublicensee relating to the Licensed Technology and/or any Licensed Products, but excluding any amounts received and expended by Licensee to add,

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modify, improve or enhance manufacturing and other infrastructure facilities required for the development and production of the Licensed Technology and/or Licensed Products;

(p) **"Technology Managing Director"** means the individual described in section 9.1;

(q) **"Term"** means the period described in section 8;

(r) **"Territory"** means the world unless expressly set out in Schedule "C" attached to this License Agreement;

(s) **"Valid Claim"** means (a) any claim of an issued and unexpired patent within the Licensed Patents which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in a decision that is not subject to appeal, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (b) a pending claim in a pending patent application within the Licensed Patents.

THEREFORE, the parties agree as follows:

2. **GRANT OF LICENSE.** On the terms and subject to the conditions hereinafter set forth, in addition to that set forth in the Master License the Licensor hereby grants to the Licensee the right to place, distribute and resell its Automated Dispensing Product; and the Licensee hereby undertakes to place and distribute said Automated Dispensing Products in the assigned territory. Territory and Compensation are outlined in Schedule "C", with research and development compensation being set out in Schedule "E" and equity participation being set out in Schedule "F".

2.1 Subject to the terms and conditions of this License Agreement, Licensor hereby grants Licensee a royalty-bearing right and license, including the right to grant sublicenses: (a) to use and practice the Licensed Technology in the Field of Use and Territory, including without limitation the right to use, copy, modify, distribute, make derivative works of and otherwise exploit the Licensed Technology; and (b) under the Licensed Technology (including, without limitation, the Licensed Patents) to make, use, sell, distribute, deliver, offer to sell, import, export and practice products and processes in the Field of Use and Territory and to have such rights exercised on Licensee's behalf by third parties.

2.2 Any sublicense grant of rights to the Licensed Technology will be restricted to the Permissible Products, Field of Use and Territory and will be subject to substantially the same terms and conditions as set out in this License Agreement (the "Sublicense Agreement"), with the exception of those terms and conditions that relate to additional royalties and additional consideration that Licensee may require a Sublicensee to pay to Licensee and Licensor under the Sublicense Agreement. Further definition of compensation to Licensse and/or Licensor is further defined in Schedule "C". Licensee will not receive from Sublicensee anything of value in lieu of cash payments in consideration for any sublicense granted under this License Agreement without the prior written consent of Licensor. Each Sublicense Agreement will specifically reference this License Agreement and all rights in it that are retained by Licensor. At least 30 days prior to the

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execution of the Sublicense Agreement, Licensee will forward to Licensor a final draft copy of the Sublicense Agreement for Licensor's consideration and approval, not to be unreasonably withheld or delayed. Within 30 days of receipt of the Sublicense Agreement, Licensor will notify Licensee in writing of the Licensor's approval or rejection, and if rejection, the reasons for such rejection and the revisions which Licensor would require Licensee to make to the Sublicense Agreement. In the event Licensor fails to so respond to Licensee within the 30-day period, Licensor will be deemed to have approved the Sublicense Agreement. Should the Sublicense Agreement be written in a language other than English, Licensee will provide Licensor with an English translation of the Sublicense Agreement. If Licensor approves the Sublicense Agreement, Licensee will provide Licensor with a fully executed copy of the Sublicense Agreement within 15 days of its execution.

2.3 Any sublicense granted by Licensee will be granted only to the Sublicensee and cannot be assigned or further sub-sublicensed without the prior written consent of Licensor, not to be unreasonably withheld or delayed.

3. **USE.** The Licensee may place, distribute and resell the Automated Dispensing Products and shall use only the Licensor's Automated Dispensing Products as approved by the Licensor, acting reasonably, in accordance with the specifications, directions, and processes furnished to the Licensee by the Licensor from time to time.

4. **NON - EXCLUSIVE.** The rights and sublicense granted to the Licensee hereunder is non-exclusive in the Territory and, so long as the Licensee duly performs its obligations hereunder, the Licensor may grant others the right to use, the same in the Territory hereinafter set forth. Compensation for any sublicensing arrangements through the licensee is outlined in Schedule "C".

4.1 For the Automated Dispensing Product, there will be instances where the Licensor grants licenses to third party entities either jointly or independently of the Licensee. In those instances, the Licensee is entitled to compensation as outlined in Schedule "C". The Licensee will always be given first right of refusal to license the Automated Dispensing Product for the sale and distribution in additional countries on a non-exclusive basis. The Licensor shall have the right to purchase the sublicense back from the Licensee for One Million United States Dollars ($1,000,000.00 USD).

5. **SUPPORT.** Whenever the Licensee uses the Automated Dispensing Product or in any other manner, the Licensor, for a set fee, shall provide support to the Licensee with training, installation, ongoing software support and work collaboratively on new feature and other updates for the technology solution to remain its industry leadership. When using the Automated Dispensing Products under this Agreement, the Licensee shall comply with all laws of the states, provinces and countries where the Automated Dispensing Products are deployed. For the initial unit, the licensee and licensor will collaborate to ensure that the prototype shall comply with the laws and regulations of the states where Automated Dispensing is legal. In the event that there is an issue with compliance, the parties will make best efforts to resolve the issue in a timely manner.

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6. **ASSIGNMENT.** The right granted in this Agreement to Licensee above shall be non--divisible and shall not be transferable or assignable without the Licensor's prior written consent, which it may withhold in its sole and absolute discretion. Any such assignment or transfer without such consent shall be void and of no effect.

7. **INDEMNITY & LIMITATION OF LIABILITY.**

7.1 Indemnification by Licensee. Licensee agrees to indemnify, hold harmless and defend Licensor, its Board of Directors, directors, officers, employees, faculty, students, invitees, and agents (the "Indemnified Parties") against any and all third party demands, claims, suits, proceedings, actions of any nature or kind whatsoever ("Claims"), liabilities, damages, judgments, costs, expenses and fees (including reasonable legal expenses) ("Losses") arising out of or in any way associated with this License Agreement, including, without limitation, the use, manufacture, marketing and sale of the Licensed Products in the Field of Use, the use of the Licensed Technology in the Field of Use and Territory, whether by Licensee or its Sublicensees or their customers or end-users, and any damage, loss, cost or expense incurred by the Indemnified Parties relating to Claims that the Licensed Products and/or Licensed Technology infringe the patent or other proprietary rights of a third party, to the extent that such Claims or Losses do not result from the gross negligence or wilful misconduct of any of the Indemnified Parties.

7.1 Indemnification by Licensor. Licensor agrees to indemnify, hold harmless and defend Licensee, its Board of Directors, directors, officers, employees, faculty, students, invitees, and agents (the "Indemnified Parties") against any and all third party demands, claims, suits, proceedings, actions of any nature or kind whatsoever ("Claims"), liabilities, damages, judgments, costs, expenses and fees (including reasonable legal expenses) ("Losses") arising out of or in any way associated with this License Agreement, including, without limitation, the use, manufacture, marketing and sale of the Licensed Products in the Field of Use, the use of the Licensed Technology in the Field of Use and Territory, whether by Licensee or its Sublicensees or their customers or end-users, and any damage, loss, cost or expense incurred by the Indemnified Parties relating to Claims that the Licensed Products and/or Licensed Technology infringe the patent or other proprietary rights of a third party, to the extent that such Claims or Losses do not result from the gross negligence or wilful misconduct of any of the Indemnified Parties.

7.3 Limitation of Liability. Except for a breach by the Indemnified Parties, the total liability of the Indemnified Parties to Licensee, whether under the express or implied terms of this License Agreement, in tort (including negligence), contract or otherwise, for Losses suffered by Licensee that may arise out of or in any way be associated with this License Agreement is, in the aggregate, limited to the amount of the Initial License Fee.

8.0 **TERM AND TERMINATION.**

8.1 Except as otherwise provided herein, this Agreement shall remain in full force and effect for an initial term commencing on July 31, 2014 and continuing until December 31, 2016 and from

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year to year thereafter; provided, however that in the event that the Sublicense fails to comply with any provisions outlined in section 8.2 and Schedule "D" of the Agreement, the Licensor may terminate this Agreement upon not less than thirty (30) days' written notice to the Licensee, but if the Licensee shall correct such default during the 30 day notice period, the notice shall be of no further force or effect.

8.2 It is expected that the Licensee will sell and distribute the product. There are no annual sales stipulations prior to the end of calendar year 2015, after which time, the licensee is perpetual, however the licensee must sell at least 20 units per calendar year. In the event that the Licensee has not met its 20 unit minimum commitment during any calendar year plus 45 day grace period from 2016 onwards, the Dispensing unit cost will be increased by $2,000.00 and Licensee further agrees not to hold back licensor from selling licenses in its territory without good reason.

9. PROPERTY RIGHTS IN THE LICENSED TECHNOLOGY.

9.1 Representation of Licensor. Licensee acknowledges and accepts that Licensor represents that (i) the Licensor owns all rights, title and interest in and to the Licensed Technology, and (ii) as of the Effective Date, Licensor is not aware of, nor has Licensor received notice of any allegations or claims that the Licensed Technology infringe the patent or other proprietary rights of any third party. Licensee acknowledges and accepts that Licensor has made no inquiries or undertaken any due diligence with respect to these representations and that such representations are limited to the best knowledge and belief of the managing director of the Licensor's technology transfer or industry-liaison office ("Technology Managing Director"), without further inquiry. If, during the Term, the Technology Managing Director becomes aware of, or has received notice of, any allegations or claims that the Licensed Technology infringes the patent or other proprietary rights of any third party, the Technology Managing Director will so promptly notify Licensee in writing.

9.2 Licensee shall create its own brand and will retain its right, title and interest in the name and branding of its Automated Dispensing Products. Licensor will not use the Licensees brand on any units except for those shipped to the Licensee or on behalf of the Licensee.

10.0 ROYALTIES AND OTHER AMOUNTS

10.1 Royalty Amounts. In consideration of the license granted herein and for the Term of this License Agreement, Licensor shall pay to Licensee, in the manner designated in this License Agreement, as earned royalty, the amounts set out in Schedule "C" attached to this License Agreement.

10.2 Royalty Payment Dates. Licensor will pay any royalties due and payable on Net Sales and Sublicensing Revenue within 15 days after the end of each calendar quarter.

10.4 Payment Absolute. The obligation of Licensor to make all payments under this License Agreement is absolute and unconditional and is not, except as expressly set out in this License Agreement, affected by any circumstance, including without limitation any set-off,

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compensation, counterclaim, recoupment, defense or other right which Licensee may have against Licensor.

10.4 Deemed Sale. A Licensed Product is deemed to have been sold by Licensee, and or sublicense of Licensee, so that such sale is to be included in the Net Sales, when paid for, or if not paid, 30 days after it has been invoiced or delivered, whichever is the first to occur.

10.6 Taxes. Licensee will pay all taxes and any related interest or penalty designated in any manner and imposed as a result of the existence or operation of this License Agreement, including without limitation tax which Licensee is required to withhold or deduct from payments to Licensor. Licensee will provide to Licensor evidence as may be required by Canadian authorities to establish that the tax has been paid. The royalties and other amounts specified in this License Agreement are exclusive of taxes. If Licensor is required to collect a tax to be paid by Licensee or any of its Sublicensees, Licensee will pay the tax to Licensor on demand.

11. NOTICES. All payments, reports and notices or other documents that a party is required or may want to deliver to the other party will be in writing and delivered by (i) personal delivery or nationally recognized courier service and deemed to have been received at the time of delivery, or (ii) registered or certified mail (with all postage and other charges prepaid) and deemed to have been received at the end of the fifth (5th) day after it is posted, except that in the event of a postal strike, such notice will be deemed to have been received upon actual receipt, to the address set out in Schedule "E" attached to this License Agreement for the other party or to such other address that the other party may subsequently direct in writing.

12. CONFIDENTIALITY AND PUBLICATION

12.1 Use of Confidential Information. During the Term, the receiving party will limit disclosure of the disclosing party's Confidential Information to those directors, officers, employees, agents, consultants and professional advisors of the receiving party who need to know the Confidential Information of the disclosing party in order to assist the receiving party perform the activities directly related to this License Agreement, and the receiving party will ensure that such directors, officers, employees, agents, consultants and professional advisors will agree to, and be bound by, the terms of this Article 10. Except as expressly permitted in this License Agreement, Confidential Information of the disclosing party will not be copied or otherwise reproduced by the receiving party without the express written permission of the disclosing party. All copies will, on reproduction by the receiving party, contain the same disclosing party proprietary and confidential notices and legends which appear on the original Confidential Information, unless authorized otherwise by the disclosing party in writing.

12.2 Obligation of Confidentiality. During the Term and for five (5) years thereafter, the receiving party will use reasonable efforts to keep the disclosing party's Confidential Information confidential and will not, directly or indirectly, deal with, use, exploit or disclose such Confidential Information to any person or entity for any purpose except as expressly set out in this License Agreement or unless and until expressly authorized in writing to do so by the disclosing party. Disclosure or use of the Confidential Information by the receiving party in

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breach of this License Agreement will be deemed to cause the disclosing party irreparable harm for which damages are not an adequate remedy.

12.3 Disclosure Required By Law. If the receiving party is required by a judicial, administrative or other legal process to disclose the disclosing party's Confidential Information, the receiving party will promptly notify the disclosing party and allow the disclosing party reasonable time to oppose the process before disclosing the Confidential Information.

12.4 Permissible Disclosure by Licensor. To the extent permitted by law, Licensor agrees that this License Agreement, and the provisions contained therein, are confidential and will not be disclosed to third parties as Licensee believes that such disclosure would or could reveal commercial, scientific or technical information in a way that would or could significantly harm Licensee's competitive position and/or interfere with Licensee's negotiations with prospective sublicensees. Notwithstanding anything contained in this Article 10, Licensee acknowledges and agrees that Licensor may disclose (i) that this is a license agreement, (ii) the names of the parties to this License Agreement, and (iii) the names of the inventors of the Licensed Patents and/or Licensed Technology. Further, Licensor may disclose to the inventors of the Licensed Patents and/or Licensed Technology (i) the amount of all payments made to Licensor by Licensee under this License Agreement, (ii) the manner or method by which such payments were calculated, and (iii) all Payment Reports delivered to Licensor by Licensee in connection with such payments.

13. **CONSTRUCTION.** This Agreement shall be interpreted in accordance with the laws of the Ontario, Canada irrespective of its rules concerning conflicts of laws.

14. **ENTIRE AGREEMENT.** This, together with the Master License Agreement entered into between the Licensor and Canadian Technology Company, is the entire agreement between the parties concerning its subject matter and supersedes all prior negotiations and agreements, oral or written. There are no other contemporaneous agreements between the parties relating to the subject matter hereof.

15. **GOVERNING LAW AND DISPUTE RESOLUTION.** This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada without giving effect to principles of conflicts of laws. Legal action arising pursuant to this Agreement shall be filed in the courts of the Province of Ontario. The United Nations Commission on International Trade Law Conventions on Contracts for the International Sales of Goods and Related Transactions is specifically excluded from this Agreement. The Parties waive any right to a jury trial.

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INTENDING TO BE LEGALLY BOUND, the parties have executed this Agreement on the date written above.

LICENSOR
by its authorized signatory:

ARTEMIS DISPENSING TECHNOLOGIES

Per: ______________________
Name: Shamira Jaffer
Title: President
Date: July 31st, 2014

LICENSEE
by its authorized signatory:

THE GREATER CANNABIS COMPANY, LLC

Per: ______________________
Name: Wayne Anderson
Title: President of Managing Member
Date: July 31, 2014

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SCHEDULE "A"

Master License Agreement entered into between Artemis Dispensing Technologies and a Canadian Technology Company   dated July 30, 2014

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SCHEDULE "B"

MARIJUANA DISPENSING SOLUTION

The Licensee shall be responsible to educate and inform the Licensor on requisite functionality of the Automated Dispensing Product, regulation requirements for each State that is legal prior to the production unit being manufactured. The licensor is dependent on the licensee for information on Federal, state, county and local regulations. Both parties will work collaboratively to ensure that the product meets regulations, the licensee will gather the information and the Licensor will build in the requirements in o the solution. In case of any shortfalls, the parties will work together to correct the issue as quickly as possible.

Description of current unit being reengineered for this project:

Fully-Automated retail kiosk (model 800), featuring:
One ADA compliant customer control center comprised of:
17" retail-hardened touch screen
Magnetic stripe card reader
Two-channel audio
RFID-ready (includes integrated RFID antennae and reader)
Credit card authorization / authentication processing
External shell and LCD display ready

Unit has an H frame and used a tested and uses a commercialized gantry system
Case delivery system will be changed to a tray delivery system
Unit is 3 x 4 ft in size and 6 ft in height
Unit currently uses a can bus controller and dispenses cases

Unit will be reengineered to handle different size products specifically for the Cannabis market

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SCHEDULE "C"

TERRITORY, OPERATION AND COMPENSATION

Territory

Licensee's Territory is defined as the United States of America and its territories.

Operational Assumptions

Licensor will create a solution for Licensee that will have a unique look and feel and features.

Licensor will create other solutions based on the same technology with a different look and feel and features. As long as this same technology is dispensing Cannabis products in Licensee territory, Licensee will still get paid royalties.

If Licensor is sold or acquired or brings in new partners, this agreement and royalty fee structure will remain intact. The licensor may at any time retract this license for $1 million dollars. In the event the license is bought back, Licensee will have the ability to continue selling the product as a distributor, but shall not receive any further royalty payments for product sold after the reacquisition of the license. Any product sold prior to the Closing of the reacquisition of the license, shall trigger a royalty payment to Licensee even in the event payment is not made until after Closing.

Licensor shall provide Licensee a quarterly spreadsheet of ALL sales of the same solution that is dispensing Cannabis Product whether by Licensor, Licensee or any third party distributors in the licensee's territory.

Licensee agrees to exclusively sell and market Licensor's dispensing solution. Any third party distributors, licensees or sales teams shall also exclusively sell and market Licensor's dispensing solutions unless otherwise agreed to by both parties

Licensor will provide Licensee the first right of refusal to invest in new products for other Cannabis related solutions as opportunities arise.

Licensee will provide hosting, software updates, online support and phone support for a monthly cost which will be paid through 30% revenue share on transaction fees collected by Licensee or $300 monthly fee per kiosk whichever is higher.

The Licensor will provide base marketing material and services and will brand it according to the Licensees unique brand which will be provided to Licensor. Up to 90 hours of graphics and design work will be provided to the licensee at no cost, after which services will be charges at 75/hour.

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Compensation

The table below outlines cost and selling price from Licensor to LICENSEE under two scenarios:

1) **Licensee sells the Automated Dispensing Product through its own efforts and independent of Licensor**

On Hardware:

	1 to 4	5 to 9	10 to 29	30+
Retail Price	$34,500	$34,500	$34,500	$34,500
LICENSEE Margin	$9,000	9,500	$10,000	$10,500
LICENSEE Costing	25,500	25,000	24,500	24,000

* Retail price and Licensee compensation varies with the order quantity. Favorable pricing is given with higher order quantities

* Licensor and Licensee understand that Retail Price may need to be adjusted based on market demand. At anytime, Licensor may not sell product(s) at a price lower than Licensees price unless agreed to by both parties.

Licensor sells or licenses the Cannabis Dispensing Product through its own efforts and independent of Licensee

Royalties paid to Licensee on this same hardware when used for dispensing Cannabis or cannabis related products in its territory.

$400 per unit regardless of quantity or selling entity; Licensor agrees to a retail price of $1,000.00 more than that of Licensee for a period of one-year after the prototype is completed and ready to be sold unless otherwise agreed to by both parties

The Licensor may sell an exclusive license for certain states by either collecting an upfront fee or accepting a volume purchase commitment. Licensor agrees to share with Licensee Ten percent (10%) of the licensing fee collected or pay the standard royalty fee as the purchase are made through volume purchases. Licensor shall not sell exclusive licenses in the Licensee's territory without mutual consent.

Licensee sells a territory
There may some instances where a distributor will pay an upfront fee to Licensee for the non-exclusive right or sub-license to operate within a territory. In such circumstances, Licensee will

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share 20% of the licensing fee collected with Licensor as there will be effort, training, representation, and other incurred by Licensor to support new sub-licensees on behalf Licensee. Licensee's purchaser must abide to the same licensing arrangements that precede it and pay for any associated fees to confirm its fulfillment of the obligations as agreed in this agreement.

Compensation

If Licensor is sold or acquired or brings in new partners, this agreement and royalty will remain intact unless the Licensee's license is retracted for $1 million. In the event the license is bought back, Licensee will have the ability to continue selling the product as a distributor, but shall not receive any further royalty payments for product sold after the reacquisition of the license. Any product sold prior to the Closing of the reacquisition of the license, shall trigger a royalty payment to Licensee even in the event payment is not made until after Closing unless otherwise agreed to by both parties.

Licensor shall provide Licensee a quarterly spreadsheet of ALL sales of **Automated Dispensing Product** whether by Licensor, Licensee or any third party distributors or licensees. Payments will be made within 10 days of receipt of funds from customer.

LICENSEE agrees to exclusively sell and market Licensor's dispensing solution. Any third party distributors, licensees or sales teams shall also exclusively sell and market only Licensor's dispensing solutions.

Licensor will provide LICENSEE the first right of refusal to invest in new products as opportunities arise.

Licensor will be able to provide hosting, on software updates, online support phone support, etc which will be paid for from the 30% revenue share on transaction fees collected by LICENSEE or $300 monthly fee per kiosk whichever is higher. All service detailed below shall be the responsibility of Licensor as long as the fees listed above are paid:

- Licensor does not speak directly to the person buying the goods, only to the owner and operator of the solution. 3rd level support.
- Licensor provides on line support
- Phone support
- Minor updates and fixes as part of the 300 per month/ kiosk or 30% of revenues, whichever is higher.
- On-site support is available at an additional cost, however in most cases the operator should be able to correct the issue with support from our help desk

Licensee should be able to handle basic troubleshooting and would receive training from the Licensor.

As part of Licensors delivery and installation costs, training of the operator may be included, such costs will be mutually agreed upon by both parties.

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SCHEDULE "D"

TERMINATION PROVISIONS

- In the event that LICENSEE does not pay the full non-refundable license fee as agreed, a cure period of 30 days will be provided, after which LICENSEE loses its rights and become a distributor only.

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SCHEDULE "E"

COMPENSATION TO LICENSOR FOR LICENSING

Licensing fee of $500,000.00 USD will be paid to Licensor as follows:
$100,000.00 USD will be paid upon execution of the definitive licensing agreement;
$100,000.00 USD in 60 days
$100,000.00 USD upon delivery of a functioning prototype
$200,000.00 USD after delivery of the prototype.

Licensor will commit to mutually agreed upon delivery timelines for delivery of the LICENSEE Kiosk.

Estimate 16 to 18 weeks from receipt of funds

Revenue Considerations

In lieu of software support fees, hosting, software update and maintenance fees
– LICENSEE will pay Licensor 30% of revenues and other fees charged to dispensaries/customers 70/30 between Licensee and Licensor.

Licensor has the ability to handle the Deployment, installation, support, call center requirements and can provide these services to Licensees for an agreed fee.

Both parties should work collaboratively towards investment in the advancement of the Technology over the years to stay ahead of technology and the market.

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SCHEDULE "G"

PAYMENT REPORT FOR THE PERIOD *dd/mm/yy* to *dd/mm/yy*

Instructions for Completing this Report

Please fill out each section in full, identifying in the Royalty Summary Table the unit sales and geographical sales areas. If the licence with Licensor involves several product lines, please prepare a separate Summary Table for each product line. For licences involving sublicensing revenue, please prepare an additional report for each sublicense.

PLEASE NOTE: ***An interest rate set out in the License Agreement will be assessed against all payments in arrears.***

Licensee
(or Sublicensee) ______________ Agreement No. _____________

Licensor's
Technology ____

Report Type (check one and complete as appropriate)

Single Product Line ____ Product Line Trade Name ______________________

Multiple Products ____ Product Line Trade Name ______________________

Sublicense Report ____

Payments this Quarter (please complete separate tables for multiple product lines)
Royalties on Product Sales

Country	**Units Sold**	**Unit Price (domestic currency)**	**Gross Sales**	**Less Allow-ances***	**Net Sales**	**Royalty Rate**	**Conversion Rate (to Cdn $)**	**Period Royalty Amount (Cdn $)** This Year | Last Year
								|

Total Product Royalties

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Additional Payments (complete all that apply)

This Year Last

Year

Minimum Royalty Fee ____________ Amount

__________ | _________

Milestone Payment ____________ Amount

__________ | _________

Annual Licence Maintenance Fee ____________ Amount

__________ | _________

Total Payments for Period _________ |

____

*Please indicate the reasons for returns or other allowances, if significant. Please note any unusual occurrences that affected royalty amounts during the period.

Prepared by ________________ Date ___________ Phone ________________

I ____________________ (print name), _______________ (title) hereby certify the foregoing information as true and correct.

____

Signature

____

Date Signed

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SCHEDULE "H"

ADDRESS FOR NOTICES & PAYMENT INSTRUCTIONS

1. Notices

If to Licensor: [name and address of Licensor]
Attention: ________________

If to Licensee: [name and address of Licensee]
Attention: ________________

2. Payments

Payment of all amounts due to Licensor under the terms of this license may be made as follows:

a) by cheque made payable to "[*name of Licensor*]" delivered to Licensor at the above address; or

b) by wire transfer in accordance with the instructions set out below:

Note: Please ensure ALL of the information is provided for efficient receipt of wire payments:

For CAD $ Deposits via wire (General):	**For USD Deposits via wire:**
Pay Via:	Pay Via:
Pay To:	Pay To:
Bank Address:	Bank Address:
For Account:	For Account:
Beneficiary: [*name of institution*] Reference: Phone: Re: For Royalties use ____ For Patent Fees use ____ Dept. Name: [*UILO*]	Beneficiary: [*name of institution*] Reference: Phone: Re: For Royalties use ____ For Patent Fees use ____ Dept. Name: [*UILO*]
	Cover/Reimbursement: Receiving Bank: Beneficiary Bank:

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MA

SCHEDULE "F"

LICENSOR EQUITY PARTICIPATION

LICENSEE shall issue Licensor nine and nine tenths percent (9.99%) of common shares (fully diluted) of LICENSEE stock. Additionally, it will issue another nine percent (9%) to holding company owned by executives of the Licensor. Shares for both parties shall be issued upon execution of the definitive documents and shall be held in escrow. Shares for Shamira shall be released upon delivery of prototype. Shares for Licensor shall be released at the one (1) year anniversary of the agreement. Both Shamira and Licensor shall agree to a two (2) year lock up period for the resale of the shares.

One individual representing Licensor will be given a board seat at LICENSEE and will be issued shares and/or stock options for this Board seat, to be determined by LICENSEE's compensation committee and/or independent advisors and in-line with industry standards and best practices. The new board member shall be appointed at time of delivery of product.

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WA